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                                  EXHIBIT 11

              SYBRON INTERNATIONAL CORPORATION AND SUBSIDIARIES

                      COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                       Three Months Ended    Nine Months Ended
                                           June  30,             June 30,
                                        1996       1995       1996       1995
                                     ---------  ---------  ---------  ---------
Primary:
Net income                             $17,105    $13,799    $39,367    $37,251
                                     =========  =========  =========  =========


 Shares
  Weighted average Common shares ..     46,805     46,406     46,681     46,398
  Common equivalent shares ........      1,304        654      1,119        472
                                     ---------  ---------  ---------  ---------
                                        48,109     47,060     47,800     46,870
                                     =========  =========  =========  =========

  Primary earnings per share ......    $   .36    $   .29    $   .82    $   .79
                                     =========  =========  =========  =========





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